EXHIBIT 5.1
[Letterhead of Dorsey & Whitney LLP]
SUPERVALU INC.
11840 Valley View Road
Eden Prairie, MN 55344

Re:	Registration Statement on Form S-3 File No. 333-158902
Ladies and Gentlemen:
     We have acted as counsel to SUPERVALU INC., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offer and sale by the Company of an indeterminate amount of its senior notes and the Prospectus dated April 30, 2009 (the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $1,000,000,000 aggregate principal amount of 8.000% Senior Notes due 2016 (the “Notes”). The Notes are to be issued under the Indenture dated as of July 1, 1987, as supplemented (the “Indenture”), between the Company and Deutsche Bank National Trust Company Americas, formerly known as Bankers Trust Company, as trustee (the “Trustee”), and sold pursuant to the Underwriting Agreement dated April 30, 2009 (the “Underwriting Agreement”) among the Company and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and RBS Securities Inc., as representatives of the several underwriters named therein.
     We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.
     Based on the foregoing, we are of the opinion that the Notes, when duly executed by the Company, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company against payment of the consideration therefor specified in the Underwriting Agreement, will constitute binding obligations of the Company.
     The opinion set forth above is subject to the following qualifications and exceptions:
(a)	Our opinion stated above is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers),

SUPERVALU INC.

reorganization, moratorium or other similar laws of general application affecting creditors’ rights.

(b)	Our opinion stated above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)	Our opinion stated above is subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)	We express no opinion as to the enforceability of (i) provisions that relate to choice of law, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination; and

(e)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.
     Our opinion expressed above is limited to the Delaware General Corporation Law, the laws of the State of New York and the federal laws of the United States of America.
     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Dated: May 7, 2009
Very truly yours,
/s/ Dorsey & Whitney LLP
GLT/CFS